Exhibit 10.3

FIRST COMMONWEALTH FINANCIAL CORPORATION

DIRECTOR RETAINER PLAN

1.	Name and Purpose.

(a) This plan shall be known as the First Commonwealth Financial Corporation Director Retainer Plan (the “Plan”). This Plan is adopted by the Compensation and Human Resources Committee (“Committee”) of the Board of Directors of First Commonwealth Financial Corporation (the “Company”) pursuant to the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Master Plan”) and shall be subject to the terms and conditions of the Master Plan. Each capitalized term that is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.

(b) The purpose of this Plan is to enable the Company to attract and retain qualified persons to serve as Directors of the Company by providing a competitive retainer and to further align the interests of Directors with shareholders of the Company by providing for the payment of a portion of the retainer in shares of Common Stock.

2.	Administration.

The Plan shall be administered by the Committee. The Committee shall, subject to the applicable provisions of the Plan and the Master Plan, have full authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to prepare forms to use with respect to the Plan, and to make all determinations necessary or advisable for the administration of the Plan. The Committee’s determination as to any matter relating to the interpretation of the Plan shall be conclusive on all persons.

3.	Eligible Participants.

For purposes of the Plan, a “Director” refers to, as of any date, a person who is serving as a director of First Commonwealth Financial Corporation who is not an employee of the Company or any Subsidiary.

4.	Retainer.

(a) Commencing January 1, 2011, each Director shall be paid a retainer in the amount of $24,000 per year. Except for a Director who exercises his or her right to opt out of receiving shares of Common Stock in accordance with paragraph (b) of this Section 4, each Director shall receive the annual retainer in two installments as follows:

(i) $6,000 in cash payable on the date of the regular quarterly meeting of the Board of Directors in January (or, if no meeting is held in January, on January 31); and

(ii) A number of shares of Common Stock determined by dividing (x) $18,000 by (y) the Fair Market Value of the Common Stock as of the date preceding the date of the Annual Meeting of Shareholders (or April 30 if the Annual Meeting is not held prior to that date). The shares issuable pursuant to this Section 4(a)(ii) shall be issued in book entry form as soon as administratively practicable following the determination of Fair Market Value and shall not be subject to transfer restrictions or other Vesting Conditions.

(b) Notwithstanding Section 4(a) above, any Director who owns at least 100,000 shares of Common Stock may elect to receive his or her entire retainer in cash. That election must be made pursuant to a written notice delivered to the Secretary of the Company not later than February 28 of the year in which the election is to be effective. Each Director who has elected to receive his or her entire retainer in cash pursuant to this Section 4(b) shall receive his or her retainer in four installments of $6,000 on the date of each quarterly meeting of the Board of Directors in January, April, July and October (or the last day of the month if no meeting is held in that month). An election made pursuant to this Section 4(b) shall remain in effect unless and until the Director rescinds the election by written notice to the Secretary of the Company.

5.	Miscellaneous Provisions.

(a) The Committee may amend, suspend, or terminate this Plan at any time.

(b) This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent such laws are superseded by the federal laws of the United States.

(c) This Plan shall take effect as of January 1, 2011 and shall supersede the Director Fee Stock Plan that was approved by the Committee on April 9, 2009 (the “Predecessor Plan”). The Predecessor Plan shall terminate as of December 31, 2010 and be of no further force or effect thereafter.